Exhibit 10.8

Certain terms have been omitted pursuant to Regulation S-K Item 601(a)(6). The Registrant agrees to furnish supplementally a copy of any of the terms to the SEC upon request.

Marketing Service Framework Agreement

Contract No.: 202501010001

Hongkong Grand Universe Technology Limited (hereinafter referred to as “Party A”) and Cloudtrons Century Co., Limited (hereinafter referred to as “Party B”), through friendly consultation, sign the following basic agreement (hereinafter referred to as “this Agreement”) regarding their ongoing cooperation.

1. Purpose

On the basis of equality, mutual benefit, and sincere cooperation, Party A and Party B agree to continuously cooperate in the business of overseas promotion of games, as outlined below.

2. Transaction Business

The transaction business under this Agreement (hereinafter referred to as “Transaction Business”) includes the following:

●	Advertising agency and marketing services related to the internet and mobile internet (“Advertising Agency”).

●	Marketing strategy and consulting services for internet, mobile internet, and other advertising (“Planning Business”).

●	Production of advertising materials necessary for advertising agencies.

●	Preparation of advertising research reports and analysis reports related to internet and mobile internet (“Research Reports”).

●	Other related business concerning internet and mobile internet (“Other Business”).

3. Content of Agreement

This Agreement serves as a basic framework. Specific cooperation details and methods shall be based on actual cooperation and the signed Execution Order.

An Execution Order is a document describing the specific transaction business, including name, quantity, amount, usage period or delivery date, delivery location, and other necessary conditions.

4. Applicability

During the validity of this Agreement, it applies to all content confirmed and signed in the Execution Orders.

Execution Orders may exclude part or all of the provisions of this Agreement if both parties agree, and may also include matters different from this Agreement. In case of inconsistency, the Execution Order shall prevail. Matters not specified in the Execution Order shall follow this Agreement.

5. Effectiveness

This Agreement becomes effective immediately upon signature and seal by both parties.

When Party A expresses a specific cooperation intention and Party B accepts, the Execution Order for that project becomes effective upon signature by both parties. Party B guarantees to provide the agreed advertising services in full.

1.	Party A shall submit a written Execution Order (including email form) to Party B for confirmation.

2.	Party B shall confirm by sending a reply to Party A’s designated contact (address, email, or fax). This confirmation constitutes acceptance, and the Execution Order becomes effective.

3.	Once effective, the Execution Order cannot be unilaterally terminated unless otherwise agreed in this Agreement or the Execution Order, or by mutual consent. If Party A requests suspension of advertising services for reasonable special reasons, Party B shall cooperate.

6. Delivery

Party B shall deliver results (videos/materials) or complete the promised services within the delivery period specified in this Agreement and/or Execution Order, at the designated location and in the agreed manner.

Delivery requirements for each business:

●	Advertising Agency: Business execution begins upon commencement of advertisement placement.

●	Planning Business: Party B provides proposals and implementation plans; once confirmed by Party A, the business is deemed completed.

●	Advertising Materials: Delivery to Party A’s designated location; deemed delivered once inspected and confirmed by Party A.

●	Research Reports: Delivery to Party A’s designated location; deemed delivered once confirmed by Party A.

●	Other Business: To be separately agreed in writing.

7. Acceptance

Party A has the right to inspect delivered results or completed services. Confirmation by email or other written form constitutes acceptance. If Party A does not respond within 5 days of receipt, acceptance is deemed granted.

Acceptance requirements for each business:

●	Advertising Agency: Party A inspects advertising results; Party B must provide records within 5 days of publication and a summary report within 5 days after completion.

●	Planning Business: Acceptance upon Party A’s confirmation of Party B’s proposal. If not feasible, Party B must adjust per Party A’s requirements.

●	Advertising Materials: Acceptance upon Party A’s confirmation; if Party A uses the materials before formal acceptance, it is deemed accepted.

●	Research Reports: Acceptance upon Party A’s confirmation.

●	Other Business: To be separately agreed in writing.

8. Ownership of Rights

Any products, software, materials, or documents provided by Party A remain Party A’s property.

All advertising creative results and research reports produced by Party B under this Agreement belong to Party A. Party B may not disclose them to third parties without Party A’s written consent. Any benefits obtained from unauthorized disclosure shall belong to Party A, and Party B shall compensate for any losses caused.

If Party A’s provided materials infringe upon third-party rights, Party A shall bear all resulting disputes, liabilities, and penalties, and compensate Party B for any losses.

9. Settlement

1.	Party A shall pay Party B according to the Execution Order after receiving Party B’s invoice. If currency conversion is involved, the exchange rate shall be based on the Mitsubishi UFJ Bank TTM (mid-rate between TTS and TTB) on the last business day of the relevant month.

2.	Unless otherwise agreed, each party shall pay its own taxes according to applicable laws.

3.	Settlement may be made according to the project execution plan and progress. Party B has the right to negotiate with Party A regarding payment timing and amount.

10. Intellectual Property

1.	All information provided by Party B to Party A (including but not limited to system-related technical information, proprietary technology, advertising proposals, marketing materials, and other business-related information), Copyrights, patents, trademarks, and other intellectual property rights related to advertising materials independently created by Party B—including any new content generated during the execution of services that is unrelated to Party A’s provided materials/software—shall belong to Party B. These rights are not transferred to Party A or any third party under this Agreement.

2.	Party A may use Party B’s works, trademarks, and other elements contained in the advertising materials free of charge within the scope defined by this Agreement. Party B guarantees that all design/production services, materials, images, and copy it provides comply with relevant laws, regulations, and policies, and do not infringe upon any third party’s legal rights. Party B further guarantees that no unauthorized use, infringement, plagiarism, or imitation of third-party intellectual property will occur. If any third-party complaints, penalties, or claims arise due to Party B’s materials or actions, Party B shall handle them and bear all resulting responsibilities.

3.	For the information described in Item 1, if Party A wishes to obtain a license for reproduction, adaptation, secondary use, transfer of intellectual property, or other purposes, Party B must separately agree with Party A on feasibility and conditions.

4.	If Party A discovers that Party B’s intellectual property or usage rights under this clause are infringed or threatened, Party A shall immediately notify Party B, and Party B shall take all necessary measures to eliminate or prevent such infringement.

11. Third-Party Intellectual Property

1.	If Party B uses advertising materials from third parties that are subject to copyright, trademark, or other intellectual property rights, Party B must take necessary measures to ensure lawful use. Otherwise, if any third party asserts claims against Party A, Party B shall resolve the matter and bear all resulting losses.

2.	Party A may not use such third-party advertising materials for any purpose outside this Agreement, nor may Party A copy them without cause.

3.	Party B guarantees that the advertising materials provided to Party A are lawful, do not infringe third-party copyrights, trademarks, or other intellectual property rights, and comply with local laws, regulations, and policies.

12. Disputes Concerning Rights

1.	If Party A, due to its own responsibility, causes disputes with Party B or third parties regarding copyrights, industrial property rights, trademarks, or other intellectual property rights under this Agreement, Party A shall resolve such disputes at its own responsibility and expense, and compensate Party B for any losses.

2.	If Party B, due to its own responsibility, causes disputes with Party A or third parties regarding copyrights, industrial property rights, trademarks, or other intellectual property rights under this Agreement, Party B shall resolve such disputes at its own responsibility and expense, and compensate Party A for any losses.

3.	Upon learning of any disputes as described above, both parties shall promptly notify each other.

4.	Party B guarantees that without Party A’s written consent, it shall not alter any advertising materials or redirect links already confirmed by Party A. If Party B does so, Party A has the right to refuse payment for the corresponding Execution Order. If payment has already been made, Party B shall refund it. Party B shall also compensate Party A for any additional losses.

5.	If Party B cooperates with creators for the purpose of fulfilling this Agreement and Execution Orders, Party B shall be responsible for managing such relationships and ensuring that creators provide services as agreed. If Party B or its creators cause losses to Party A, Party B and its creators shall bear joint liability for compensation.

13. Confidentiality

1.	Any confidential information obtained by either party from the other under this Agreement shall not be used for purposes outside this Agreement, nor disclosed to any third party.

2.	The following information is not considered confidential:

o	Information disclosed to third parties with prior written consent of the owner.

o	Information already publicly known at the time of disclosure.

o	Information that becomes publicly known after disclosure without fault of the recipient.

o	Information required to be disclosed by law, administrative authority, or court order.

3.	Notwithstanding the above, either party may disclose confidential information or the content of this Agreement if compelled by law, court, or government authority. The disclosing party shall promptly notify the other party upon receiving such orders.

4.	This confidentiality obligation remains effective even after the expiration, termination, cancellation, invalidity, or non-establishment of this Agreement.

14. Personal Information Protection

1.	Party B shall ensure the security of data and user personal information provided by Party A or obtained through this business. Party B shall not leak, process, alter, copy, or counterfeit such information, and must supervise personnel involved in this business.

2.	If Party A’s data is leaked, altered, or otherwise compromised, Party B must promptly report to Party A. Both parties shall investigate and handle the matter. If the incident is due to Party B’s responsibility, Party B shall compensate Party A for all resulting losses.

3.	Matters not specified in this Agreement shall be resolved through friendly consultation between both parties.

15. Limitation of Liability

Neither party shall be liable for the other’s lost profits, incidental losses, or consequential damages arising from non-performance or unlawful acts under this Agreement.

16. Compensation for Losses

If either party breaches this Agreement due to its own responsibility and causes losses to the other party, it shall compensate for such losses, including attorney’s fees, litigation costs, guarantee fees, and preservation fees incurred by the non-breaching party in resolving disputes.

17. Force Majeure

In the event of natural disasters, fire, strikes, floods, epidemics, riots, government intervention, acts of war, or other external force majeure, the affected party shall not be liable for full or partial performance of contractual obligations. The affected party must promptly notify the other party in writing and provide supporting documents. If force majeure continues for more than 60 days, either party may request termination of this Agreement.

18. Termination

Either party may terminate this Agreement immediately, without notice, if the other party:

1.	Is subject to seizure, temporary seizure, auction, or delinquency disposition.

2.	Is declared or begins procedures for reorganization, bankruptcy, special liquidation, or mediation.

3.	Is ordered by government authorities to cease operations or has its business license revoked.

4.	Resolves to dissolve (except in cases of merger) or ceases operations.

5.	Has checks or bills dishonored and payment stopped.

6.	Experiences severe financial deterioration making performance difficult.

7.	Violates provisions of this Agreement and fails to correct after notice within the prescribed period.

19. Term of Agreement

This Agreement shall be valid for two years from the date of signing. If neither party raises objections upon expiration, the Agreement shall automatically be extended for one year.

20. Governing Jurisdiction

Dispute resolution: If disputes arise regarding the performance of this Agreement, both parties shall attempt friendly consultation. If consultation fails, either party may submit the dispute to the Guangzhou Arbitration Commission in China, in accordance with its arbitration rules. The arbitration award shall be final and binding on both parties.

21. Governing Law and Interpretation

Matters not specified in this Agreement, including validity, interpretation, and performance, shall be governed by the laws of the People’s Republic of China. If the parties cannot agree on interpretation of terms, the Chinese version of the Agreement shall prevail, interpreted in light of commercial practice.

22. Miscellaneous

1.	Both parties shall cooperate and perform this Agreement. Any matters not specified or ambiguous shall be resolved through sincere consultation.

2.	This Agreement is executed in two copies, signed and sealed by both parties, with each party holding one copy of equal legal effect.

Party A (Seal): Hongkong Grand Universe Technology Limited

Legal Representative (or Authorized Person): Yujie Chen

Address: Room 1211, 12/F One Midtown, 11 Hoi Shing Road, Tsuen Wan, Hong Kong

Contact: [***]

Date: January 1, 2025

Party B (Seal): Cloudtrons Century Co., Limited

Legal Representative (or Authorized Person): Chen Xuming

Address: Room 803B, 8/F West Coast International Building, 290–296 Un Chau Street, Cheung Sha Wan, Kowloon, Hong Kong

Contact: [***]

Date: January 1, 2025